Titan Music & Entertainment, LLC
247 West 38th Street 10th Floor, New York, NY. 10018

Date: April 30, 2015

BDF Entertainment, Inc.BALLROOM DANCE FITNESS INC.

Gentlemen,

The following shall confirm the understanding and agreement (the "Agreement") between BDF Entertainment, Inc. ("you"), on the one hand, and Titan Music & Entertainment, LLC ("Titan" or "us"), on the other, with regard to your providing funding to Titan in connection with the recording, ancillary rights licensing and marketing of certain master recordings and ancillary rights by the musical artist Kobra and The Lotus (the "Artist").

1. Investment I Joint Venture.

Upon the execution hereof, you will pay to Titan the sum of Fifty Thousand Dollars ($50,000) ("Investment"), with a second installment paid to Titan, the sum of Fifty Thousand Dollars ($50,000) ("Investment") on or before June 1, 2015, with a third installment paid to Titan, the sum of Fifty Thousand Dollars ($50,000) (Investment") on or before July 1, 2015, with a fourth installment paid to Titan, the sum of Fifty Thousand Dollars ($50,000) ("Investment") on or before August 1, 2015, with a fifth installment paid to Titan, the sum of Thirty Seven Thousand, Five Hundred Dollars ($37,500) ("Investment") on or before November 1, 2015, representing a total investment of Two Hundred Thousand Dollars ($237,500). Titan will use the Investment as follows for the recording, mixing, mastering and otherwise acquiring rights pursuant to the recording & ancillary rights agreement dated June 11, 2014 (the "Recording & Ancillary Rights Agreement") to master recordings ("Masters") to be embodied on albums ("Albums") by Artist and to market and promote the Masters and Albums. You shall have no other obligations to advance or expend any other monies in connection with the Album or Ancillary Rights unless otherwise agreed in writing.

2. Compensation.

(a) As full, complete, and valuable consideration for your Investment, Titan will pay to you fifty percent (50%) of "Titan Net Profits".

(b) As used herein, "Titan Net Profits" shall mean Net Revenues less (i)Expenses and (ii) all applicable and customary taxes or other payments included in Net Revenues and required to be paid by Titan pursuant to applicable law which are directly attributable to the exploitation of the Masters, if any. For the avoidance of doubt, Titan Net Profits shall be calculated on a cumulative basis. Furthermore, in calculating Titan Net Profits, Titan shall have the right to hold reasonable reserves in respect of anticipated returns of records hereunder.

(c) "Net Revenues" means gross revenues earned and received by Titan worldwide derived from the exploitation of the Masters (less actual returns and credits) and Ancillary Rights. "Ancillary Rights" means Artist's live performance and touring activities and other

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ancillary activities in connection with the exploitation of Artist's name, likeness and personal services in the entertainment or media businesses, including merchandising (including without limitation, clothing and/or accessory lines), sponsorships, endorsements, book publishing, music publishing, fan clubs, personal appearances, acting, television, film, video and theatrical appearances with respect to Artist. "Expenses" means all out of pocket expenses incurred by Titan in connection with the Masters and Ancillary Rights, including: (i) third party distribution fees; (ii) manufacturing, artwork and production costs; (iii) any and all marketing, promotion and publicity costs to the extent not recouped from the Artist royalties (with a credit back as and when recouped); (iv) advances and other recoupable amounts paid to or on behalf of Artist or any other party in respect of the Masters and Ancillary Rights; (v) Artist and third party royalties and shares of profits; (vi) mechanical royalties; and (vii) any and all other costs and expenses actually incurred or paid by Titan which are directly attributable to the Masters and Ancillary Rights, including collection, legal and accounting fees.

(d) For exploitations of records which comprise Masters together with othermaster recordings, Net Revenues shall be prorated by a fraction, the numerator of which is the number of Masters embodied on such record and the denominator is the total number of royalty-bearing master recordings (including the Masters) embodied thereon.

(e) Accounting, Titan will account for your share of Titan Net Profits withinninety (90) days following the expiration of each quarterly accounting period. You acknowledge and agree that, in rendering statements to you hereunder, Titan shall have the right to absolutely rely upon the statements provided to Titan by its distributor and other third parties.

(f) Audit Rights. You or a certified public accountant on your behalf shallhave the right to examine Titan's books and records for the purpose of verifying the accuracy of any statements rendered by or on behalf of Titan hereunder. Such examination shall be: (i) conducted at a mutually convenient time, not earlier than thirty (30) days after written notice by you requesting such examination; (ii) limited to those books and records necessary to verify the accuracy of such statement; (iii) conducted at the place where Titan maintains its books and records that relate to such statements, or such other place as designated by Titan; and (iv) conducted at your sole cost and expense. Titan shall make such books and records available no more than once per calendar year or once with respect to a given statement. All statements and other accounts rendered by Titan hereunder shall be binding and conclusive upon you, and shall not be subject to adjustment for any reason, unless you specifically object to a given statement, in a written notice to Titan stating specifically the basis thereof, within two (2) years after such statement is rendered. You hereby acknowledge and agree that you shall have no direct audit or inspection rights against any third party with which Titan has entered or shall enter into an agreement.

(g) Limitations. You hereby acknowledge that you shall only be entitled toparticipate in income derived from the Masters commercially exploited by Titan pursuant to the Recording Agreement, and not in any other master recordings, whether embodying the performance of Artist or otherwise. You further acknowledge that you shall not be entitled to any publishing or writing income derived from any of the musical compositions embodied on any Masters, whether written by Titan or written by Artist, in whole or in part, unless Artist and you, in good faith, mutually agree otherwise in writing.

(h) Risk Acknowledgment. You acknowledge and understand that investingin recorded product & ancillary rights licensing is a high risk investment, and that there is a chance that you may not recoup any of the Investment. Accordingly, you hereby release and forever discharge Titan and its owners, directors, officers, employees, successors, licensees and assigns, from any liability, claim, loss or damages in connection with not recouping your Investment and/or Artist's Masters' and/or Album's failure to achieve profits.

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(i)  Tax Liability. You shall be solely responsible for any federal, state, and local tax liability incurred by reason of any payments made to you hereunder.

3. Intentionally Deleted.

4. Grant of Rights

You agree that as between you and Titan, Titan shall own all rights, title and interest in and to the Artist's Masters and Albums, including the copyright therein and the rights to manufacture, market, promote and distribute such Masters and Albums. Without limiting the foregoing, as between you and Titan, Titan, and its respective designees, as the case may be, shall have the exclusive unrestricted worldwide and perpetual right to use, distribute, sell and exploit the Artist's Masters and the Albums in any and all media. Artist shall retain all right, title and interest in and to the name "Kobra and the Lotus" (the "Name") including, without limitation, the goodwill therein and associated therewith, and you shall have no rights whatsoever in or to the Name. Without limiting the generality of the foregoing, you shall not have the right to use or exploit the Name in any manner or in any medium.

5. Warranties.

Each party represents, warrants and agrees that it has the right to enter into this Agreement and to grant all of the rights granted by it hereunder.

6. Legal Representation

You acknowledge and agree that: (i) you have the right and have been given the unrestricted opportunity to seek the advice and counsel of your own attorney in connection with this Agreement; (ii) if you decide not to seek independent legal counsel, such decision is made by you voluntarily and without coercion by Titan or anyone acting on behalf of Titan, and shall not affect the binding nature of this Agreement; and (iii) in executing this Agreement and accepting the terms of this Agreement, you are not relying upon the advice or counsel of any person executing this Agreement on behalf of Titan or any employee, attorney or agent of Titan, or any other person otherwise connected with Titan.

7. Notices and Payments

All notices and payments required to be given to any party hereunder shall be given to said party, at the address first mentioned herein or such other address as each party respectively may hereafter designate by notice in writing to the other. All notices sent under this agreement shall be in writing and, except for royalty statements, shall be sent by personal delivery, registered or certified mail (return receipt requested) or by overnight air express (or courier shipment if outside the United States) if such service actually provides proof of sending, and the day of mailing of any such notice shall be deemed the date of the giving thereof (except notices of change of address, the date of which shall be the date of receipt by the receiving party). A courtesy copy of all notices to Titan shall be sent to Carroll, Guido & Groffman, 5 Columbus Circle, 20th Floor, New York, New York 10019, Attention Michael Guido, Esq.

8. Miscellaneous

(a)

This agreement shall be binding upon the parties hereto, and shall be governed and construed in accordance with the laws of the State of New York. The courts of the State of New York (or the U.S. District Courts for the Southern District of New York) shall have sole and exclusive jurisdiction over any disputes arising hereunder or in connection herewith. The parties hereto consent to the personal jurisdiction of the State of New York. You may not assign any of your rights or responsibilities hereunder. Neither party shall be deemed to be in breach of this agreement unless the breaching party has failed to cure such alleged breach within thirty (30) days after written notice thereof from the aggrieved party. In entering into this

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agreement and providing services pursuant hereto, you have and shall have the status of an independent contractor and nothing herein contained shall contemplate or constitute you as Titan's agent agent or employee. No inference, assumption, or presumption shall be drawn from the fact that a party or its attorney prepared or drafted any provision or portion of this Agreement. It shall be conclusively presumed that all parties participated equally in the negotiation, preparation, drafting, and review of this Agreement.

(b) This Agreement contains the entire understanding of Titan and yourelating to the subject matter hereof, and cannot be changed or terminated except by an instrument signed by Titan and you. This Agreement supersedes and replaces any previous document, correspondence, conversation or other written or oral understanding relating to the subject matter of this Agreement. Titan shall have the absolute right to assign any and all of the rights granted herein, to any person, firm or company. You shall not have the right to assign any of your rights or obligations hereunder.

(c) It is expressly understood and agreed that, in the event of a breach orpurported breach by Titan hereunder, your rights shall be limited to an action at law for money damages, if any, actually suffered by you as a result thereof, and in no event shall you be entitled to rescission, injunction or other equitable relief of any kind. Without limiting the foregoing, you shall not be entitled to recover damages by reason of any breach by Titan of its material obligations hereunder, unless Titan has failed to remedy such breach within thirty (30) days following receipt of your notice thereof (except where other specific cure periods are set forth in this agreement); or, if the failure cannot be cured within said thirty (30) day period, if Titan does not commence to cure such failure within said thirty (30) day period and diligently continue to so cure thereafter.

If the foregoing correctly reflects your understanding and agreement with Titan, please so indicate by signing in the space provided below.

Very truly yours,

TITAN MUSIC AND ENTERTAINMENT, LLC

By: /s/

An Authorized Signatory

Managing DirectorManaging Member

AGREED TO AND ACCEPTED:

BDF ENTERTAINEMENT, INC.

By: /s/

An Authorized Signatory

BALLROOM DANCE FITNESS INC

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Titan Media & Entertainment, LLC
56140 Pine Cone LaneBethany Beach, Delaware 19930

As of June 11 2014 (the "Effective Date")

Kobra Music Inc. f/s/o
Kobra Paige, p/k/a "Kobra And The Lotus"
117 Patton Place SW
Calgary Alberta
T2V 5E1

Re:

Titan Media & Entertainment, LLG -w- Kobra Music Inc. f/s/o Kobra And The Lotus / Recording Agreement

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Titan Media & Entertainment, LLC ("Company") and Kobra Music Inc. ('you") f/s/o Kobra Paige p/k/a "Kobra And The Lotus" ("Artist') agree that you shall furnish Artist's exclusive recording services to Company and you and Company further agree that the terms and conditions contained herein shall constitute the agreement (the "Agreement") between Company and you with respect to you granting Company Artist's exclusive recording services.

1. Territory. The universe.

2. Term; Product Commitment; Release Commitment.

(a) An initial period (the "initial Period"), plus three (3) option periods. The "Initial Period" andeach option period, may be referred to herein as "Contract Periods". The product commitment during the Initial Period shall be one (1) album (the "First Album"). The product commitment during each option period shall be one (1) album (respectively, the "Second Album", the "Third Album" and the "Fourth Album"). Each album may be individually referred to herein as an "Album" and collectively referred to as the "Albums". Each Album shall consist of no fewer than twelve (12) master recordings (the "Masters") embodying new recordings of Artist's studio performances of previously-unreleased compositions, and having a collective running time of no fewer than forty (40) minutes. The Term shall commence on the Effective Date. Each Contract Period shall continue until twelve (12) months following initial commercial release of the applicable Album in the United States, provided that with respect to the last Contract Period, the Term shall continue until nine (9) months following the initial commercial release of the Fourth Album (or the applicable Album in the event that Company informs you that Company shall not be exercising its option for the next Contract Period). The Albums and the Masters, along with any other Masters and other recorded product, artwork and videos (including promotional videos and lyric videos) with respect to the Albums created by Artist during the Term are sometimes referred to as the "Artist Materials". You shall deliver each Album and any other Artist Materials, no later than ninety (90) days after commencement of the applicable Contract Period provided that you shall deliver the First Album to Company within two (2) weeks of the date hereof.

(b) In addition to the Albums and Artist Materials, you shall deliver any other deliverymaterials that Company or Company's distributor reasonably request in advance by notice to you. In addition, you shall further deliver any and all documentation or other materials in connection with the Albums and Artist Materials as Company may reasonably require from time to time.

(c) Company and all persons authorized by Company shall have the exclusive and unlimitedrights in the Territory during the Term to control and exploit Artist's services as a recording artist in accordance with the terms hereof and to all the results and proceeds of such services.

(d) Each option shall be exercised, if at all, by notice to you at any time prior to the date thethen current Contract Period would expire. If, as of the date when the then current Contract Period would otherwise have expired, Company has not exercised its option to extend the Term for the applicable option period, then: (i) you shall immediately send a notice to Company specifically referencing this paragraph 2(d) and stating that Company's option has not yet been exercised (an "Option Warning Notice"); (ii) Company shall be entitled to exercise its option at any time before receiving the Option Warning Notice or within fifteen (15) business days thereafter; and (iii) the then current Contract Period shall be deemed to have continued until Company exercises its option or until the end of such fifteen (15) business day period (whichever shall occur first).

(e)

Provided you have fulfilled all of your material obligations under this Agreement,

Company agrees to commercially release each Album in the United States within one hundred twenty (120) days following delivery of the Album concerned (the "U.S. Release Deadline Period"). Pursuant to the foregoing, Company shall release the First Album and the Second Album in physical and digital formats. If, at the time Company is required to release any committed Album, other than the First Album and Second Album, Company is physically releasing albums in the U.S. for a majority of Company's artists in the same genre of music as Artist, Company shall release the applicable Album hereunder in physical format (in addition to digital format) pursuant to the terms of this paragraph 2(e). If Company shall have failed to so release any such Album in the United States, you shall have the right, within three (3) months following the expiration of the U.S. Release Deadline Period to send Company a notice of Company's failure specifically referencing this paragraph 2(e) and stating your desire that the Term and License Period (with respect to such unreleased Album and any unreleased Artist Materials delivered in connection with such Album) be terminated if Company does not, within ninety (90) days after Company receives such notice from you ("U.S. Release Cure Period"), commercially release the Album concerned in the United States. If Company then fails to release the Album concerned in the United States during the U.S. Release Cure Period, notwithstanding anything to the contrary contained herein, Company shall have no liability whatsoever to you, and your only remedy shall be to terminate the Term and License Period (with respect to such unreleased Album and any unreleased Artist Materials delivered in connection with such Album) and cause the reversion of such unreleased Album and any unreleased Artist Materials delivered in connection with such Album, by sending notice to Company.

Provided you have fulfilled all of your material obligations hereunder, if Company does not release each Album within one hundred eighty (180) days following the date of initial commercial release in the United States of such Album (the "Foreign Release Deadline Period") in each of the territories of Canada, Australia, Germany, France, Japan, the UK and Ireland (the "Release Territories"), then you may give Company notice, within three (3) months following the expiration of such one hundred eighty (180) day period, of such failure to so release such Album in a particular Release Territory, and Company shall have a period of sixty (60) days following the date of such notice to cure such failure ("Foreign Release Cure Period"). If Company does not cure such failure within said sixty (60) day period, you shall have the option, which may be exercised by giving Company written notice within thirty (30) days following the end of such sixty (60) day period, to terminate the Term and License Period (with respect to such unreleased Album and any unreleased Artist Materials delivered in connection with such Album) for such Release Territoryies in which Company has failed to release and to terminate Company's license with respect to such unreleased Album and any unreleased Artist Materials delivered in connection with such Album in the applicable Release Territory (in which event, the definition of "Territory" hereunder shall no longer include such Release Territory/ies). If you fail to give Company any of the notices specified in this subparagraph, your rights under this subparagraph shall lapse.

(g)

The running of the U.S. Release Deadline Period, Foreign Release Deadline Period, the

U.S. Release Cure Period and Foreign Release Cure Period (each, a "Release Period") shall be suspended (and the expiration date of each of those periods shall be postponed) for the period of any suspension of the running of the Term. Company shall not be required to release any Album during the period commencing on November 15 and continuing through the following January 15 and if any Release Period ends within such time period, Company shall have the option to extend the applicable Release Period until the immediately following January 20. An Album shall be deemed released, for the purposes of paragraphs 3(e) and (f) only, when Company has announced its availability for sale in the territory concerned.

3.

License Period.

(a) The "License Period" with respect to all of the Albums, and the Artist Materials deliveredin connection with such Albums, shall be the period commencing upon the Effective Date and continuing until the end of the accounting period following the date seven (7) years following the expiration of the Term hereof.

(b) Upon the expiration of the License Period with respect to each Album and accompanyingArtist Materials, Company shall have the non-exclusive right to sell off existing inventories of physical records that embody the applicable Album and Artist Materials for a period of no more than six (6) months (the "Sell-Off Period"). Company shall not manufacture quantities of such records in excess of the reasonable market therefor in anticipation of the expiration of the License Period or sell any remaining inventory at so-called "distressed" prices during the Sell-Off Period.

4.

Rights.

(a) Company and its subsidiaries, affiliates, licensees and designees shall have theexclusive right to manufacture, distribute, sell, transmit and otherwise exploit the Artist Materials, including the Album, the Masters, artwork and other materials and records embodying such Artist Materials, Album, Masters and artwork, whether separately or together, through any and all channels, including, normal retail channels, non-traditional retail channels, subdistributors, wholesale channels, physical distribution, electronic distribution, digital distribution, mobile distribution, mail order, direct marketing orders in any and all media, formats (including physical and digital formats) and manners, by any method(s) whether now known or hereafter discovered, throughout the Territory during the License Period, embodying all or any portion(s) of the performances embodied on such Masters and/or all or any portion(s) of any Artist Materials. Company shall have the exclusive right to grant worldwide synchronization, compilation and other licenses originating within the Territory. The foregoing rights shall include the rights to digitally transmit and stream the Artist Materials and permit the downloading and streaming of the Artist Materials. Company and its subsidiaries, affiliates, licensees and designees shall have the exclusive right to solicit and service accounts, accept and process orders from customers, process returns for scrap or return of inventory, inventory control and warehousing, invoicing and collection from customers and issue credits to accounts in respect of return product

(b) Company shall have the exclusive right throughout the Territory during the LicensePeriod to publicly perform or to permit the public performance of the Masters and Artist Materials by means of radio broadcast, cable transmission, satellite transmission, electronic transmission, or television broadcast; to import, export, sell, transfer, lease, license, rent, deal in or otherwise dispose of or exploit such Masters, Artist Materials and records derived therefrom throughout the Territory under any trademarks, trade names or labels designated by Company; to edit or adapt such Masters and/or Artist Materials to conform to the technological or commercial requirements of phonograph records in various formats now or hereafter known or developed, or to eliminate material which might subject Company to any civil or criminal action; to exploit such Masters for background music, synchronization in motion pictures and television soundtracks and other similar purposes, including, without limitation, use on transportation facilities, without any additional payments to you or Artist other than as expressly set forth herein; or, notwithstanding the provisions of this Agreement, Company and its subsidiaries, affiliates and licensees may, at their election, delay or refrain from doing any one or more of the foregoing.

(c) You hereby grant to Company the exclusive right during the License Period to use Artist'sname, professional name, approved likeness and approved biographical materials in connection with the sale, advertising and promotion of the Albums and other records derived from the Masters and Artist Materials and the non-exclusive right to do the same during the Sell-Off Period. You hereby grant to Company the non-exclusive right to use Artist's name, professional name, likeness and biographical materials in connection with securing, negotiating and/or entering into endorsement or sponsorship agreements on behalf of you and Artist. You shall have a right of approval for all such uses of Artist's identification by Company in such connection as set forth in this paragraph 4(c), which approval shall not be unreasonably withheld and shall be deemed to have been given within five (5) business days following your receipt of such written request therefor, unless you notify Company to the contrary within said five (5) business day period.

5.

Recording Funds.

(a)

Option Albums: Recording funds ("Recording Funds") for option Albums, if any, shall be calculated in accordance with a formula based on fifty percent (50%) of the lower of your share of Net Profits earned in respect of USNRC Net Sales of the preceding album or the average of the amount of your share of Net Profits credited to your account in respect of USNRC Net Sales of the two (2) preceding albums, net of reserves of twenty percent (20%) of physical records shipped of the prior Album and inclusive of "pipeline income," computed as of the end of the month in which occurs the date that Company exercises the applicable option, provided such period is no longer than fifteen (15) months from the initial commercial release in the U.S of the prior Album concerned, subject to the following minimums and maximums:

	Minimum	Maximum
Second Album	$85,000	$170,000
Third Album	$100,000	$200,000
Fourth Album	$115,000	$230,000

(b) Recording Funds for the option Albums shall be payable as follows: Twenty Percent(20%) of the applicable minimum recording fund upon Company's exercise of the applicable option period and the balance of the applicable recording fund, less any costs paid or incurred by Company, payable upon delivery to Company of such Album. All advances and mutually agreed upon recording costs shall be Deductible Costs (as defined below). For purposes of clarity, recording costs and video production and creation costs paid by you and/or Artist or on your and/or Artist's behalf with respect to the First Album shall not be Deductible Costs or otherwise recoupable hereunder. The parties shall discuss in good faith on an option Album by option Album basis increasing the Recording Fund for the applicable option Album in an amount in excess of the applicable Recording Fund specified herein in equal contributions by Company and you and such additional contributions to the applicable Recording Fund shall be deemed Deductible Costs. Notwithstanding the foregoing, if one party hereto contributes additional monies to the applicable Recording Fund without the approval of the other party hereto, such additional contribution(s) shall not be a Deductible Cost or recoupable by such party.

(c) You shall be responsible for paying recording costs for the First Album. With respect to allother Albums, other than the First Album, you shall be responsible for administering and paying recording costs for each such Album in accordance with written budgets approved in advance by Company. Each recording fund includes any and all costs associated with recording, including, without limitation, artist advances, producer fees and advances, studio costs, sample clearance costs, side artist fees, any third party clearance costs, etc.

6.

Net Profits. Following Company's (and your, if applicable) recoupment out of Gross Receipts of all

Deductible Costs and other recoupable amounts specified hereunder (if any), including mechanical royalties in excess of the sums set forth in paragraph 7 below, Company and you shall recoup the Marketing Fund, Additional Video Fund Expenditures and/or any Additional Marketing Contributions on a pad passu basis from Net Profits (i.e., while both Company's and your contributions to the Marketing Fund, Additional Video Fund Expenditures and/or any Additional Marketing Contributions are unrecouped hereunder, fifty percent (50%) of Net Profits shall be paid to Company and fifty percent (50%) of Net Profits received by Company shall be paid to you. If Company or you are unrecouped due to such unrecouped party's contribution to the Marketing Fund, Additional Video Fund Expenditures and/or any Additional Marketing Contributions, but the other party's contribution to the Marketing Fund, Additional Video Fund Expenditures and/or any Additional Marketing Contributions has been recouped, then one hundred percent (100%) of Net Profits shall be paid to such unrecouped party until such time as such unrecouped party has recouped their contribution to the Marketing Fund, Additional Video Fund Expenditures and/or any Additional Marketing Contributions). After the recoupment by each party of their contribution to the Marketing Fund, Additional Video Fund Expenditures and/or any Additional Marketing Contributions, Company and you shall split Net Profits equally.

(a)

"Net Profits" shall mean all monies, fees, royalties, and advances received by Companyin direct connection with the Albums, Masters and Artist Materials ("Gross Receipts") less Deductible Costs. For clarity, Gross Receipts shall be inclusive of all master use license income.

(b)

"Deductible Costs" shall mean all Recording Funds, approved recording costs andrecording expenditures per paragraph 5(b), out-of-pocket costs paid or incurred by Company to third parties in connection with the manufacture, distribution, marketing (other than with respect to the Marketing Fund), producer and mixer fees and royalties (other than producer and mixer fees with respect to the First Album which shall be paid from your share of Net Profits; for clarity, producer and mixer royalties with respect to the First Album shall be deemed to be Deductible Costs), video production and creation costs (other than video and creation costs with respect to Masters embodied on the First Album), advertising, promotion, sale and licensing of the applicable Album, Masters and Artist Materials; mechanical royalties not in excess of the sums set forth in paragraph 7 below; the override royalty to Universal Music Canada; and a distribution and services fee taken "off-the-top" which shall be the actual distribution payments to Company's distributor(s) and shall be retained by Company's distributor(s) (i.e. Company shall not take an additional distribution and services fee for its own account).

6A. STATEMENTS AND PAYMENTS

(a)

Within ninety (90) days after June 30 and December 31 of each year during which applicable records are sold or Masters are commercially exploited, Company shall render a statement of accrued royalties earned under this agreement during the preceding calendar semi-annual period. Concurrently with the rendition of each statement, Company shall pay you your share of Net Profits shown to be due by such statement, after deducting all recoupable amounts (if any) expressly permitted hereunder made prior to the rendition of the statement. No statements need be rendered by Company for any such calendar semi-annual period after the expiration of the Term for which there are no sales of records or other commercial exploitations of Masters derived from recordings hereunder. Company shall be entitled to maintain a single account with respect to all recordings subject to this agreement. Company may withhold a reasonable reserve against returns, exchanges, refunds, credits and the like with respect to phonorecords, provided such reserves shall not be in excess of the greater of twenty-five percent (25%) of Company's distributors' gross receipts per month for records in physical configuration and twenty-five percent (25%) of the number of physical Albums shipped for records in physical configuration, unless Company or Company's distributor believes in its reasonable business judgment that particular circumstances justify a higher reserve. Such reserve shall be liquidated in the same manner that Company's distributor is permitted to liquidate such reserves. You shall be deemed to have consented to all accountings rendered by Company hereunder and all marketing invoices and other marketing expenditure documentation provided to you pursuant to paragraph 8 with respect to the Marketing Fund and such accountings, marketing invoices and other marketing expenditure documentations with respect to the Marketing Fund shall be binding upon you and not subject to any objection by you for any reason unless specific objection, in writing, stating the basis thereof, is given to Company within two (2) years after the date Company is deemed to have rendered the applicable statement, marketing invoices and other marketing expenditure documentation in connection with the Marketing Fund, and after such written objection, unless suit is instituted within three (3) years after the date Company is deemed to have rendered the applicable statement. Company shall be deemed conclusively to have rendered each statement and marketing invoices or other marketing expenditure documentation with respect to the Marketing Fund on the date prescribed in this paragraph 6A(a) with respect to statements and with respect to marketing invoices or other marketing expenditure documentation with respect to the Marketing Fund, on the date such invoice or other documentation was rendered to you unless you notify Company otherwise with respect to any particular statement, invoice or documentation within sixty (60) days after the date that Company is required to render that statement pursuant to the first sentence of this paragraph 6A(a). You shall have the right at your sole cost and expense to appoint a certified public or chartered accountant to examine books and records as same pertain to sales of records and exploitations of Masters subject hereto; provided that, any such examination shall be for a reasonable duration, shall take place at Company's offices during normal business hours on reasonable prior notice and shall not occur more than once in any calendar year. You may examine books and records with respect to a particular statement only once. Notwithstanding the foregoing, you shall not have the right to audit Company with respect to any marketing invoices or other marketing expenditure documentation with respect to the Marketing Fund during the album cycle for the First Album.

(b)

Company shall compute your share of Net Profits in the same national currency in which

Company's licensee pays Company for that sale, and Company shall credit your share of Net Profits to your account at the same rate of exchange at which the licensee pays Company (or credits Company in recoupment of an advance made to Company by such licensee, as reflected in a accounting statement received by Company). For purposes of accounting to you, Company shall treat any sale outside of the United States as a sale made during the same accounting period in which Company receives accounting and payment (or credit to Company in recoupment of an advance made to Company by such licensee, as reflected in an accounting statement received by Company) for that sale from the applicable licensee. if Company cannot collect payment in the United States in U.S. Dollars, Company shall not be required to account to you for that sale, except that Company shall, at your request and at your expense, deduct from the monies so blocked, and deposit in a foreign depository, the equivalent in local currency of your share of Net Profits which would be payable to you on the foreign sales and Master exploitations concerned, to the extent such monies are available for that purpose, and only to the extent to which your account is then in a fully recouped position (to the extent applicable). All such deposits shall constitute Net Profits payments to you for accounting purposes. To the extent possible, Company shall allow you to select the foreign depository referred to in this paragraph 6A(b).

7.

Controlled Compositions.

(a) Controlled Compositions rate: The mechanical royalty rate for sales of records shall beeighty five percent (85%) of the minimum statutory rate (without regard to playing time) in effect in the United States as of the Effective Date and eighty five percent (85%) of the Canadian statutory per composition rate (without regard to playing time) in effect as of the Effective Date in Canada, or, if there is no statutory rate in Canada as of the Effective Date, eighty-five percent (85%) of the per Composition rate (without regard to playing time) generally utilized by major record companies in Canada as of the Effective Date. The Effective Date shall mean the earlier of: (A) the date of initial release in the United States of the first Record embodying the Controlled Composition concerned: (B) the date occurring one hundred and twenty (120) days after the Record concerned is required to be delivered hereunder (or, if you and Company mutually agree in writing to delay the date such Record is required to be delivered to Company, the date occurring one hundred and twenty (120) days after such newly agreed date); or (C) the date occurring one hundred twenty (120) days after delivery of such Record if it is within Company's rights under this agreement to delay the release date for such Record so that such Record is initially released on or after January 1 of the next succeeding calendar year. Mechanical royalties are paid on the basis of Publishing Net Sales. Publishing Net Sales shall mean net sales less the "free goods" unit equivalent of 100% of standard discounts (i.e., discounts reflected in the published price to dealers) and program discounts (i.e., discounts given by way of price breaks or so-called "free goods" to "one-stops," rack jobbers, distributors or dealers, whether or not affiliated with Company, which are not standard discounts).

(b) Notwithstanding the foregoing, regardless of the total number of Compositions embodiedon the Record concerned, the maximum aggregate mechanical royalty rate which Company shall be required to pay in respect of: (i) any Single hereunder shall not exceed two (2) times the applicable rate; (ii) any Maxi-Single hereunder shall not exceed three (3) times the applicable rate; (iii) any EP hereunder shall not exceed five (5) times the applicable rate; (iv) any Album hereunder shall not exceed eleven (11) times the applicable rate. it is anticipated that the standard physical version of the First Album to be initially released in the United States and Canada shall contain eleven (11) or fewer masters and you and

Artist's mechanical royalty on the First Album so released shall therefore not be reduced by reason of the mechanical royalty cap. In addition, if Company releases an expanded version of the First Album (the ("Expanded Album") containing twelve (12) or more compositions and such Expanded Album is offered for sale at a price in excess of the First Album, then the mechanical royalty cap applicable to you for sales of the Expanded Album at physical retail in the United States and Canada shall be twelve (12) in lieu of the mechanical royalty cap otherwise set forth herein. With respect to "digital phonorecord deliveries" in the U.S. and Canada, unless applicable law or Copyright Board certification permits payment at the rates provided for in this paragraph 7(b), mechanical royalties shall be payable for each Controlled Composition at the lowest applicable rate established by applicable law or certified by the Copyright Board or otherwise agreed to by Company and any relevant collecting society or agency.

8.

Promotion, Publicity and Marketing; Videos. (a)

You and Company shall each contribute

One Hundred and Fifty Thousand Dollars ($150,000) to be used by Company as a marketing fund in connection with promotion, publicity and marketing endeavors (including tour support) for the First Album (the "Marketing Fund"). The parties shall pay their respective portion of the Marketing Fund as follows: (i) upon execution of the Agreement, you shall pay Company Fifty Thousand Dollars ($50,000) and Company shall also contribute Fifty Thousand Dollars ($50,000) for marketing endeavors in connection with the First Album; (ii) once Company has notified you and provided you with reasonable backup that Seventy Five Thousand Dollars ($75,000) of such initial One Hundred Thousand Dollars ($100,000) marketing amount has been expended by Company on marketing expenses in connection with the First Album, you shall pay Company an additional Fifty Thousand Dollars ($50,000) and Company shall also contribute an additional Fifty Thousand Dollars ($50,000) for further marketing endeavors in connection with the First Album; and (iii) once Company has notified you and provided you with reasonable backup that One Hundred Seventy Five Thousand Dollars ($175,000) of the aggregate Two Hundred Thousand Dollars ($200,000) contributed pursuant to paragraphs 8(i) and 8(ii) has been expended by Company on marketing expenses in connection with the First Album, you shall pay Company an additional Fifty Thousand Dollars ($50,000) and Company shall also contribute an additional Fifty Thousand Dollars ($50,000) for marketing endeavors in connection with the First Album. The parties shall discuss in good faith increasing the Marketing Fund for the First Album in an amount in excess of the combined Three Hundred Thousand Dollars ($300,000) specified herein, provided if one party hereto contributes additional monies to the Marketing Fund in excess of the amounts specified herein without the approval of the other party hereto, such additional contribution(s) shall not be a Deductible Cost or recoupable. Any expenses and other monies paid or incurred by Company or you with Company's and your mutual prior approval in connection with the independent promotion, marketing and/or publicity of Masters, Albums and/or Artist Materials by persons other than regular employees of Company, including independent retail marketing services, shall be Deductible Costs hereunder. The Marketing Funds specified in this paragraph and the Additional Marketing Contributions (as defined below) shall be held and controlled by Company and expended from time to time by Company upon your and Company's mutual approval. Company and you shall mutually approve the marketing plan, provided that you may not unreasonably withhold or delay your approval. With respect to marketing endeavors for the Second Album (if any), Third Album (if any) and Fourth Album (if any), Company shall match any marketing contribution made by you with respect to the applicable Album, provided such marketing contribution was made by you with Company's prior written approval and such contribution is made directly to Company to be expended by Company from time to time by Company upon your and Company's mutual approval. Such marketing contributions made by you or Company with respect to the Second Album (if any), Third Album (if any) and Fourth Album (if any) shall be defined as the "Additional Marketing Contributions". Upon your request, Company shall provide you with invoices and other documentation with respect to any expenditures made from the Marketing Fund or with respect to the Additional Marketing Contributions.

(b)

The creative elements and the budget for any promotional video (each, a "Video"), if any,

shall be subject to mutual approval. One hundred percent (100%) of the costs of any Video shall be deemed a "Deductible Cost". With respect to promotional uses only of Videos, you shall provide Company with free synchronization and mechanical licenses for any Controlled Compositions embodied in such Videos. Company and You shall mutually agree on the funding of a video creation fund in a mutually approved amount contributed to by Company and you for each Contract Period in order to fund a minimum of one (1) Video per album. Any costs incurred by you or Artist with respect to a Video in connection with the First Album shall not be a Deductible Cost or recoupable by you or Artist. Provided you are in compliance with all of your material obligations hereunder, Company shall make available a video production budget for the creation of Videos, in connection with each Option Period in an amount up to Fifteen Thousand Dollars ($15,000) to fund Videos and to be expended from time to time by mutual written agreement between Company and you. The parties shall discuss in good faith on an Option Period by Option Period basis increasing the Video fund for the applicable Option Period in an amount in excess of the Video fund specified herein in equal contributions by Company and you and such additional contributions to the applicable Video fund ("Additional Video Fund Expenditures") shall be deemed Deductible Costs. Notwithstanding the foregoing, if one party hereto contributes additional monies to the applicable Video fund without the approval of the other party hereto, such additional contribution(s) shall not be a Deductible Cost or recoupable by such party, provided that the first Fifteen Thousand Dollars ($15,000) contributed per Option Period by you towards the Video fund shall be deemed to be approved and therefore a Deductible Cost recoupable by you.

(c) Provided that you have fulfilled all of your material obligations under the Agreement,during the Term and License Period Company shall obtain your prior written approval (email approval to suffice) with respect to: (i) licensing in the U.S. masters in television or radio commercials advertising non-record products or for motion pictures, television programs, video games with an "X" or "NC-17" MPAA or equivalent rating for video games; (ii) issuing in the U.S. so-called "sample" licenses, provided that Artist shall have the right to object to a particular proposed "sample" only if you have a good faith "creative" and/or "artist image" objection to such proposed use (and not for the avoidance of doubt, due to financial or business concerns); and (iii) in the U.S., re-sequencing or repackaging any Album or editing, re-mixing or altering any Master (provided Company may edit or adapt Masters and/or Artist Materials to conform to the technological or commercial requirements of records in various formats now or hereafter known or developed, or to eliminate material which might subject Company to any civil or criminal action and for purposes of creating radio edits, excerpts or ring tones and to delete unauthorized Samples and/or to remix Masters hereunder solely as required for purposes of release on new formats of Records. Company shall instruct its licensees outside the U.S. to comply with the provisions contained in this subparagraph 8(c), provided that in no event shall Company be liable or in breach of this Agreement for any licensee's failure to comply with such provisions.

9.

Ancillary.

(a) With respect to all "Ancillary Activities", you shall pay Company on behalf of you andArtist, fifty percent (50%) of Net Receipts earned by you and/or Artist (but only in respect of the artist professionally known as "Kobra and The Lotus" and, for clarity, not including any solo activities of Kobra Paige) during the Term and the period commencing on expiration of the Term and continuing for a period of one (1) year thereafter. "Ancillary Activities" means Artist's activities in and/or related to the entertainment industry, including, without limitation, live performances and touring, merchandising (including without limitation, clothing and/or accessory lines), sponsorships, endorsements, book publishing, fan clubs, personal appearances, acting, television, film, video and theatrical appearances, but excluding music publishing for which you and Artist shall pay Company five percent (5%) of Net Receipts earned during the Term and the period commencing on expiration of the Term and continuing for a period of one (1) year thereafter.

(b) "Net Receipts" for purposes of calculating Company's share of ancillary income shallmean gross receipts received by you or Artist or credited to your or Artist's respective account which are attributable to Ancillary Activities in the Territory (but excluding (i) any amounts payable to you under this Agreement: (ii) any share thereof or of any other income payable to Artist by you; or (iii) any income derived from the exploitation of rights in Masters reverted to you pursuant to Paragraphs 2(e) and (f) of this Agreement), less all actual, bona-fide and reasonable out-of-pocket costs paid by you or Artist to unaffiliated third parties which are directly related to the Ancillary Activities, including without limitation booking agent fees, payments to venue crew. supporting acts and the costs of sounds and lights, manufacturing and selling costs of merchandise, administration fees and commissions paid to publishing administrators, legal fees and costs of collection, and any commissions or fees paid to Artist's management and business management, provided that such commissions and/or fees shall not exceed ten percent (10%) of gross ancillary income.

10. Notices.

All notices pursuant to this Agreement shall be in writing and shall be given byregistered or certified mail, return receipt requested or overnight courier (e.g., FedEx) at the respective addresses hereinabove set forth or such other address or addresses as designated by either party. Such notices if sent by mail shall be deemed given three (3) days after the date mailed and if given by overnight courier, shall be deemed given one (1) day after the date deposited with the courier, except that a notice of change of address shall be effective only from the date of its receipt. A copy of all notices to Company shall be simultaneously sent to: Carroll, Guido & Groffman, LLP, 5 Columbus Circle, 1790 Broadway, 20th Floor, New York, New York, 10019, Attention: Michael Guido, Esq. provided that a failure to send such copies shall not be deemed a breach hereof. A copy of all notices to you shall be simultaneously sent to: Gowlings, LLP, 1 First Canadian Place, 100 King Street West, Suite 1600, Toronto, Ontario II/15X 105, Attention: Susan Abramovitch, Esq.

11. Representations and Warranties. You represent and warrant that:

(a)

You are authorized, empowered and able to enter into and fully perform you obligationsunder this Agreement including to furnish the services of Artist and shall cause Artist to perform hereunder;

(b)

neither the Agreement nor the fulfillment thereof by any party shall infringe upon therights of or require the consent of any third party, and that accordingly, the Masters and Artist Materials may be distributed legally throughout the Territory without further obligation on Company's behalf. In the event that Company reasonably believes that it does not have the legal authorization to distribute any piece of the Masters and/or Artist Materials in any territory of the Territory, whether due to applicable law or otherwise, Company shall have the right to refrain from such distribution and Company shall not be in breach hereof as a result;

(c) You have obtained, prior to the execution hereof, any consents, waivers or permissions from any third parties required for you and Artist to perform under the Agreement;

(d)

Company shall not have any responsibility whatsoever to secure any such consent,waiver or permission;

(e)

Artist shall perform exclusive services hereunder during the Term. Artist shall notperform for (or license, or consent to, or permit the use by any person or entity (and you shall not license, consent to or permit the use by any person or entity) other than Company of Artist's name or likeness for or in connection with) the recording or exploitation of any phonograph record (including, without limitation, any audio-visual device) embodying any musical composition recorded by Artist under this Agreement prior to the later of: (i) the date five (5) years subsequent to the date of delivery to Company of the Master embodying that Composition hereunder; or (ii) the date two (2) years subsequent to the expiration or termination of the Term.

(f) Your submission to Company of any Artist Materials and Masters shall constitute your warranty and representation that you have all necessary rights and permissions with respect to such Artist Materials and Masters.

(g)

All of your warranties and representations shall be true and correct upon executionhereof and shall remain in effect for so long as Company and its licensees, assignees, transferees or successors in interest have any rights in or to the Artist Materials.

(h)

there is in existence between you and Artist a valid and enforceable agreement under theterms of which Artist is required to perform for you as set forth and otherwise agreed with in this Agreement. You shall waive none of your rights thereunder and shall take all steps necessary or desirable to keep the same in full force so that we shall have the benefit of Artist's services as if Artist had contracted directly with Company with respect to the terms granted herein. You shall cause Artist to execute and deliver to Company the inducement letter attached hereto as Annex A.

12. Indemnification.

You shall indemnify Company against any claims by third parties that areinconsistent with your warranties and representations under this agreement which has resulted in a judgment or which has been settled with your prior written consent. Notwithstanding the preceding sentence, (i) Company shall have the right to settle without your consent any claim involving sums of Seven Thousand Five Hundred Dollars ($7,500) or less, and this indemnity shall apply in full to any claim so settled, and (ii) if you do not consent to any settlement proposed by Company for an amount in excess of Seven Thousand Five Hundred Dollars ($7,500), Company shall have the right to settle such claim without your consent, and this indemnity shall apply in full to any claim so settled, unless you obtain a surety bond from a surety acceptable to Company in its sole discretion, with Company as a beneficiary, and such surety agrees unconditionally, in writing, to pay all costs, expenses, losses, damages, etc. (including court costs and reasonable third party attorneys' fees) incurred by the Company by reason of such claim. In addition to Company's other rights and remedies hereunder, Company shall have the right to deduct any costs and/or damages incurred by Company to which the foregoing indemnity applies from any and all monies payable to you hereunder.

13. Cure. It is expressly understood and agreed that, in the event of a breach or purported breachby Company hereunder, your rights shall be limited to an action at law for money damages, if any, actually suffered by you as a result thereof, and in no event shall you be entitled to rescission, injunction or other equitable relief of any kind. Without limiting the foregoing, you shall not be entitled to recover damages by reason of any breach by Company of its material obligations hereunder, unless Company has failed to remedy such breach within thirty (30) days following receipt of your notice thereof (except where other specific cure periods are set forth in this agreement); or, if the failure cannot be cured within said thirty (30) day period, if Company does not commence to cure such failure within said thirty (30) day period and diligently continue to so cure thereafter. Except with respect to: (i) subject to paragraph 15(l), your obligation to timely deliver any Album hereunder, (ii) your recording restrictions hereunder, (iii) where a specific cure provision is provided herein, (iv) breaches incapable of being cured, or (v) an application for injunctive relief, your failure to perform any of your obligations hereunder shall not be deemed a breach of this Agreement unless Company gives you written notice of such failure to perform and such failure is not corrected within thirty (30) days from the date you receive such notice.

14. Clearances. You shall be responsible for obtaining any consents, waivers or permissions fromany third parties required for you to perform your obligations under the Agreement; you shall be solely responsible for making any and all payments to third parties (other than producers and mixers of the Masters as provided for in this Agreement) in connection with any rights derived therefrom.

15. Miscellaneous.

(a)

This Agreement contains the entire understanding of the parties hereto relating to the subject matter hereof and all prior and contemporaneous understandings relating to the same have been merged herein. No draft or addition, deletion, revision, change or other alteration in or to drafts of this Agreement prepared prior to the execution of this Agreement shall be referred to by any of the parties hereto in any lawsuit in which the construction, interpretation or meaning of this Agreement is in dispute or otherwise be used for purposes of construing or interpreting any of the terms, provisions or language of this agreement in adjudicating or otherwise resolving any such lawsuit. No modification, amendment, waiver, termination or discharge of this Agreement or any of its terms shall be binding upon either party hereto unless confirmed by a document signed by a duly authorized officer of either party hereto. No waiver by you or Company of any term of this Agreement or of any default hereunder shall affect your or Company's respective rights thereafter to enforce that term or to exercise any right or remedy in the event of any other default, whether or not similar. This Agreement has been entered into in the State of New York, and the validity, construction, interpretation and legal effect of this Agreement shall be governed by the laws of the State of New York applicable to contracts entered into and performed entirely within the State of New York (without regard to the conflicts of law principles of such State). All claims, disputes or disagreements which may arise out of the interpretation, performance or breach of this Agreement shall be submitted exclusively to the jurisdiction of the state courts of the State of New York, or the Federal District courts, located in New York County; provided, however, if Company or you are sued or joined in any other court or forum (including an arbitration proceeding) in respect of any matter which may give rise to a claim hereunder, Company or you, as applicable, consent to the jurisdiction of such court or forum over any such claim. You and Company hereby submit to the jurisdiction of the aforesaid courts and agree that any process in any such action or proceeding commenced, may among other methods, be served upon you or Company, as applicable, by delivering or mailing the same, via certified mail, addressed to you or Company, as applicable, at the address given in this Agreement or such other address as you or Company, as applicable, may from time to time designate by notice.

(b) If any part of this Agreement is determined to be void, invalid, inoperative or unenforceable by a court of competent jurisdiction or by any other legally constituted body having jurisdiction to make such determination, such decision shall not affect any other provisions hereof, and the remainder of this Agreement shall be effective as though such void, invalid, inoperative or unenforceable provision had not been contained herein. If the payments provided by this Agreement shall exceed the amount permitted by any present or future law or governmental order or regulation, such stated payments shall be reduced while such limitation is in effect to the amount which is so permitted; and the payment of such amount shall be deemed to constitute full performance by the paying party hereto of its obligations to the other party hereunder with respect to compensation during the term when such limitation is in effect.

(c) Nothing herein contained shall constitute a partnership, joint venture or other agency relationship between you and/or Artist, on the one hand, and Company, on the other hand. Except as otherwise expressly provided herein, you and Artist are each performing your and Artist's obligations hereunder as independent contractors. Neither you nor Artist shall hold yourself or Artist out contrary to the terms of this paragraph and neither you nor Artist shall have the right to execute any agreement or incur any obligation for which Company may be liable or otherwise bound; nor shall Company be liable for any representation, act or omission of yours or Artist's that is contrary to the provisions hereof.

(d) intentionally deleted.

(e) Except as otherwise expressly provided herein, all rights and remedies herein or otherwise shall be cumulative and none of them shall be in limitation of any other right or remedy.

(f) You acknowledge that there exists no formal or informal fiduciary relationship between you and Artist, on the one hand, and Company, on the other hand, and that there exists no special relationship of trust and confidence between you and Artist, on the one hand, and Company, on the other hand, independent of the contractual rights, duties and obligations set forth in this Agreement, and that the future course of dealing between you and Artist, on the one hand, and Company, on the other hand, shall neither explicitly nor implicitly indicate such a relationship or the undertaking of any such extracontractual duties or obligations by Company.

(g) Each party hereto has participated equally in the preparation and negotiation of this Agreement, including all exhibits, attachments, annexes, appendices, exhibits, and schedules hereto, and each party hereto hereby unconditionally and irrevocably waives to the fullest extent permitted by law any rule of interpretation or construction requiring that this Agreement, and any exhibit, attachment, annex, appendix, exhibit, and schedule hereto, be interpreted or construed against the drafting party.

(h) This Agreement shall not become effective until signed by you and countersigned by a duly authorized officer of Company. Notwithstanding the foregoing, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(i) The paragraph headings herein are solely for the purpose of convenience and shall notbe deemed to limit or in any way affect the scope, meaning or intent of this Agreement or any portion hereof. Paragraph headings shall be disregarded completely in the interpretation of this Agreement or any of its terms.

(j) Neither you nor Artist shall be entitled to any compensation for your or Artist's serviceshereunder, except as specifically set forth herein.

(k) This Agreement shall inure to the benefit of and be binding upon each of the partieshereto and their respective successors, permitted assigns and representatives. Company may, at its election, assign this Agreement or any of Company's obligations hereunder, in whole or in part, to any parent, subsidiary, or affiliate of Company, or other related entity and/or to a person or entity acquiring all or substantially all of the assets of Company, and if such an assignment takes place, any further transfer of the rights assigned shall be subject to the same conditions. This Agreement is personal to you and you shall not have the right to assign this Agreement or any of your rights or obligations hereunder or delegate any of your respective duties or obligations hereunder Any assignment or delegation in contravention of the foregoing shall be void ab initio. Notwithstanding the foregoing, you may assign your rights under this Agreement to a corporation, all of whose capital stock is owned solely by you, subject to the following conditions: (i) the assignee shall be subject to Company's approval in Company's sole discretion; (ii) the assignment shall not be effective until you have delivered to Company an instrument satisfactory to Company in Company's sole discretion effecting the assignment and the assignee's assumption of your obligations, and Company has executed that instrument to evidence Company's approval of it; (iii) no such assignment shall relieve you of your obligations under this Agreement; and (iv) if such an assignment takes place, any further transfer of the rights assigned shall be subject to the same conditions.

(I)

If you or Artist do not timely fulfill any portion of the recording commitment hereunder or any of your or Artist's other material obligations hereunder in accordance with all of the terms and conditions of this agreement, then, in addition to any other rights or remedies which Company may have, Company shall have the right, upon notice to you at any time prior to the expiration of the then-current Contract Period: (i) to terminate the Term, in which event Company shall be entitled to require you to repay to Company the unrecouped amount of any recording fund or recording cost previously paid to you and not specifically attributable to an Album which has actually been delivered, except as otherwise specifically set forth in the next sentence, unless your default is due solely to the death or disability of a member of Artist, and upon such repayment, all rights granted hereunder in and to such undelivered Album and the Masters embodied thereon shall automatically and immediately revert to you; and/or (ii) if the applicable Album is not delivered within one hundred twenty (120) days following the delivery date, and such delay is caused solely due to your acts or omissions, to reduce the advance or Recording Fund (as applicable) for such Album by an amount equal to five percent (5%) of such advance or Recording Fund (as applicable) for each one hundred (120) day period (or portion thereof) elapsing after the delivery date prior to delivery of such Album. You shall not be required to repay any such recording fund or recording cost to the extent to which you furnish Company with documentation satisfactory to Company establishing that you have actually used such recording fund or recording cost to make payments to persons not affiliated with you and in which you do not have an interest for recording costs incurred in connection with the Album concerned prior to Company's demand for repayment. Company may exercise any or all of its rights pursuant to this subparagraph by sending you the appropriate notice. No exercise by Company of its rights under this paragraph shall limit Company's right to recover damages by reason of your default or to exercise any of its other rights and remedies.

(m)

Company reserves the right, at its election upon notice to you, to suspend the operation of this Agreement for the duration of any "force majeure" event (including any of the following contingencies), if by reason of any such contingency, it is materially hampered in the performance of its obligations under this Agreement or its normal business operations are delayed or become impossible or commercially impracticable: Act of God, fire, catastrophe, labor disagreement, acts of government, its agencies or officers, any order, regulation, ruling or action of any labor union or association of artists, musicians, composers or employees affecting Company or the industry in which it is engaged, delays in the delivery of materials and supplies or any other cause beyond Company's control. Any such suspension due to a force majeure event which involves only Company shall be limited to a period of six (6) months.

(n)

Each of the following shall constitute an event of default hereunder: (i) if Artist's voice or

Artist's ability to perform should be permanently impaired or otherwise materially impaired for a period of one hundred twenty (120) days or longer or an aggregate period of one hundred twenty (120) days during any one (1) year period; (ii) if you or Artist commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect or consents to the entry of an order for relief in any involuntary case under such law or consents to the appointment of or taking possession by a receiver, liquidator, assignee, trustee or sequestrator (or similar appointee) of you or Artist or any substantial part of your or Artist's property or you or Artist makes an assignment for the benefit of creditors or takes any act (whether corporate or otherwise) in furtherance of any of the foregoing, provided that Company shall not have the right to suspend the Term for more than two (2) months by reason of this subparagraph 15(n)(ii); or (iii) a court having jurisdiction over the affairs or property of you or Artist enters a decree or order for relief in respect of you or Artist or any of your or Artist's property in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect or appoints a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar appointee) of you or Artist or for any substantial part of your or Artist's property or orders the winding up or liquidation of your or Artist's affairs and such decree or order remains unstayed and in effect for a period of thirty (30) consecutive days provided that Company shall not have the right to suspend the Term for more than two (2) months by reason of this subparagraph 15(n)(iii). Upon the occurrence of any of the events described in this paragraph, in addition to any other rights or remedies which Company may have, Company shall have the right, upon notice to you, to suspend the running of the Term and/or Company's obligations to you hereunder (including all payment obligations other than payment of royalties) and/or to terminate the Term (whether or not during a period of suspension based on such event or based upon any other event), and thereby be relieved of all liability other than any obligations hereunder to pay royalties in respect of Masters delivered prior to such termination

If the foregoing accurately reflects the understanding between Artist and Company with respect to the matters herein, please indicate your acceptance by signing in the space provided below.

Very truly yours,

Titan Media & Entertainment LLC

By: /s/

ACCEPTED AND AGREED

/s/

Kobra Music Inc.An Authorized Signatory

Annex A

In order to induce Titan Media & Entertainment LLC ("Company"), to enter into the foregoing agreement ("Agreement") with Kobra Music Inc. ("Productions''), the undersigned hereby:

(a) acknowledges that she has read and is familiar with all of the terms and conditions of the Agreement:

(b) assents to the execution of the Agreement and agrees to be bound by the terms and conditions thereof, including but not limited to, each and every provision of the Agreement that relates to the undersigned in any way, directly or indirectly, the services to be rendered thereunder by the undersigned and restrictions imposed upon the undersigned in accordance with the provisions of the Agreement, and hereby guarantees to Company the full and faithful performance of all the terms and conditions of the Agreement by the undersigned and by Productions; and

(c) acknowledges and agrees that Company shall be under no obligation to make any payments to the undersigned or otherwise for or in connection with this inducement and for or in connection with the services rendered by the undersigned or in connection with the rights granted to Company thereunder and the fulfillment of the undersigned's obligations pursuant to the Agreement.

/s/

Kobra Paige